Exhibit 10.34

Commercial Note

Borrower:	The Advisory Board Company	Date:	November 7, 2006

Borrower’s Address:

Loan Amount:	Twenty Million and no/100	Dollars	($20,000,000.00 )

Account No.	Note No.	Officer:	Steven Haas
For value received, the borrower(s) named above, whether one or more (the “Borrower”), jointly and severally promise to pay to the order of SunTrust Bank, a Georgia banking corporation (“SunTrust”), at any of its offices, or at such place as SunTrust may in writing designate, without offset in U.S. Dollars in immediately available funds, the Loan Amount shown above, or the total of all amounts advanced under this commercial note and any modifications, renewals, extensions or replacements thereof (this “Note”) if less than the full Loan Amount is advanced, plus interest and any other amounts due, upon the terms specified below.

Note Type		Repayment Terms

☐	Demand Note	This obligation is payable on demand. SunTrust shall have the right to demand payment at any time in its sole and absolute discretion. Principal is payable on demand; accrued interest will be payable on the ___ day of each beginning on , ___, and on demand.

☐	Time Note	☐ One payment of all principal, interest and any other amounts owed will be due and payable on ___, .
☐ Accrued interest will be payable on the ___day of each beginning on , ___. Principal plus any accrued and unpaid interest and any other amounts owed will be due and payable on , .

☐	Fixed Payment Term Note	Fixed payment schedule consisting of ___consecutive ___installments of principal and interest of $ each, payable on the ___day of each ___, beginning , , and a final payment equal to the unpaid balance of principal plus accrued and unpaid interest and any other amounts owed due and payable on , .

☐	Variable Payment Term Note	Variable payment schedule consisting of consecutive installments of principal of $ each, plus accrued interest, payable on the day of each , beginning , ___, and a final payment of $ plus accrued and unpaid interest and any other amounts owed due and payable on , ___.

☑	Revolving Master Borrowing Note With Maturity Date	This is an open end revolving line of credit. Borrower may borrow an aggregate principal amount up to the Loan Amount outstanding at any one time.

Principal is due and payable in full on the Maturity Date, but the Borrower shall be liable for only so much of the Loan Amount as shall be equal to the total amount advanced to the Borrower by SunTrust from time to time, less all payments made by or for the Borrower and applied by SunTrust to principal. Advances under this Note shall be recorded and maintained by SunTrust in its internal records and such records shall be conclusive of the principal and interest owed by Borrower unless there is a material error in such records. Accrued interest will be payable on the first     day of each month     beginning on December 1           , 2006           , with all unpaid accrued interest due and payable on the Maturity Date.

“Maturity Date” means October 31 , 2007 , or such date to which this Note may be extended or renewed in accordance with the provisions of the Agreement, as defined below.

☐	Revolving Master Borrowing Note Payable On	This is an open end revolving line of credit; Borrower may borrow an aggregate principal amount up to the Loan Amount outstanding at any one time.

This obligation is payable on demand, but the Borrower shall be liable for only so much of the Loan Amount as shall be equal to the total amount advanced to the Borrower by SunTrust from time to time, less all payments made by or for the Borrower and applied by SunTrust to principal, plus interest on each such advance, and any other amounts due. Advances under this Note shall be recorded and maintained by SunTrust in its internal records and

Demand	such records shall be conclusive of the principal and interest owed by Borrower unless there is a material error in such records. SunTrust shall have no obligation to make advances and all amounts outstanding are due on demand.

Accrued interest will be payable on the ___day of each ___beginning on ___, ___, and on demand. This Master Borrowing Note may be terminated without notice to the undersigned by SunTrust.

☐	Closed End Master Borrowing Note With Maturity Date	This is a closed end transaction; Borrower may borrow up to the Loan Amount but may not reborrow amounts that have been repaid.

Principal is due and payable in full on the Maturity Date, but the Borrower shall be liable for only so much of the Loan Amount as shall be equal to the total amount advanced to the Borrower by SunTrust from time to time, less all payments made by or for the Borrower and applied by SunTrust to principal. Advances under this Note shall be recorded and maintained by SunTrust in its internal records and such records shall be conclusive of the principal and interest owed by Borrower unless there is a material error in such records. Accrued interest will be payable on the ___day of each                      beginning on                     ,                     , with all unpaid accrued interest due and payable on the Maturity Date.

“Maturity Date” means , , or such date to which this Note may be extended or renewed in the sole discretion of SunTrust by written notice from SunTrust to Borrower.

☐	Closed End Master Borrowing Note Payable On Demand	This is a closed end transaction; Borrower may borrow up to the Loan Amount but may not reborrow amounts that have been repaid.

This obligation is payable on demand, but the Borrower shall be liable for only so much of the Loan Amount as shall be equal to the total amount advanced to the Borrower by SunTrust from time to time, less all payments made by or for the Borrower and applied by SunTrust to principal, plus interest on each such advance, and any other amounts due. Advances under this Note shall be recorded and maintained by SunTrust in its internal records and such records shall be conclusive of the principal and interest owed by Borrower unless there is a material error in such records. SunTrust shall have no obligation to make advances and all amounts outstanding are due on demand.

Accrued interest will be payable on the ___day of each ___beginning on ___, ___, and on demand.
This Master Borrowing Note may be terminated without notice to the undersigned by SunTrust.

☐	Irregular
Payment
Schedule
Note

☐ Payout Requirement for Revolving Line. Borrower agrees that for each twelve-month or 364-day period that this Master Revolving line is available, beginning with the date of this Note, Borrower shall maintain a zero balance outstanding on the line for at least one 30 consecutive day period
☑ Additional Terms And Conditions
This Note is governed by additional terms and conditions contained in an Agreement to Commercial Note between the Borrower and SunTrust dated November 7, 2006 and any modifications, renewals, extensions or replacements thereof (the “Agreement”), which is incorporated herein by reference. In the event of a conflict between any term or condition contained in this Note and in the Agreement, such term or condition of the Agreement shall control.
Interest
Interest will accrue on an actual/360 day basis (that is on the actual days elapsed over a year of 360 days). Interest shall accrue from the date of disbursement on the unpaid balance and shall continue to accrue until this Note is paid in full.
Subject to the above, interest per annum payable on this Note (the “Rate”) shall be:
☐	Fixed: % per annum fixed for the term of the loan.

☐	Variable: This is a variable rate transaction. The interest rate is prospectively subject to increase or decrease without prior notice and is based on the following Index.
☐	SunTrust Prime Rate, the Prime Rate as established from time to time by SunTrust.

☐	Wall Street Journal Prime, the Prime Rate published in the Money Rates section of the Wall Street Journal from time to time.

☑	The LIBOR Rate as defined on the attached Addendum A.

☐	.
sss.

Note: The “ Prime Rate ” is a reference for fixing the lending rate for commercial loans. The Prime Rate is a reference rate only and does not necessarily represent the lowest rate of interest charged for commercial borrowings. If the Index is the SunTrust Prime Rate, the Index is subject to increase or decrease at the sole option of SunTrust.

The Rate shall equal	☐	the Index.
	☑	the Index plus 0.30 % per annum.
	☐	% of the Index plus ___% per annum.
	☐	.

Adjustments to the Rate shall be effective:

☐	as of the date the Index changes.
☑	as of the date referenced on the attached Addendum A.
☐	.

The Rate shall not exceed the maximum rate permitted by applicable law.

☐ Renewal
This Note represents a renewal and amendment of note number ___dated or last renewed or extended as of ___, ___executed by Borrower and does not, and is not intended to, constitute a novation of the indebtedness evidenced by such note.
Collateral
Unless otherwise agreed in writing, any collateral pledged to SunTrust to secure any of the existing or future liabilities of the Borrower to SunTrust shall also secure this Note. To the extent permitted by law, the Borrower grants to SunTrust a security interest in and a lien upon all deposits or investments maintained by the Borrower with SunTrust and any affiliates thereof.
The collateral for this Note includes, but is not limited to, the following:
     the Investment Property Security Agreement, of even date herewith, from the Borrower in favor of SunTrust.

All of the foregoing security is referred to collectively as the “Collateral”. The Collateral is security for the payment of this Note and any other liability (including overdrafts and future advances) of the Borrower to SunTrust, however evidenced, now existing or hereafter incurred, matured or unmatured, direct or indirect, absolute or contingent, several, joint, or joint and several, including any extensions, modifications or renewals. The proceeds of any Collateral may be applied against the liabilities of the Borrower to SunTrust in such order as SunTrust deems proper.
Loan Purpose And Updated Financial Information Required
The Borrower warrants and represents that the loan evidenced by this Note is being made solely for the purpose of acquiring or carrying on a business, professional or commercial activity or acquiring real or personal property as an investment (other than a personal investment) or for carrying on an investment activity (other than a personal investment activity). The Borrower agrees to provide to SunTrust updated financial information, including, but not limited to, current financial statements in form satisfactory to SunTrust, as well as additional information, reports or schedules (financial or otherwise), all as SunTrust may from time to time request.
Representations and Warranties
This Note has been duly executed and delivered by Borrower, constitutes Borrower’s valid and legally binding obligations and is enforceable in accordance with its terms against Borrower. The execution, delivery and performance of this Note and the consummation of the transaction contemplated will not, with or without the giving of notice or the lapse of time, (a) violate any material law applicable to Borrower, (b) violate any judgment, writ, injunction or order of any court or governmental body or officer applicable to Borrower except to the extent such violation would not reasonably be expected to have a material adverse effect on the assets, liabilities, financial condition, business or operations of the Borrower, (c) violate or result in the breach of any material agreement to which Borrower is a party except to the extent such violation would not reasonably be expected to have a material adverse effect on the assets, liabilities, financial condition, business or operations of the Borrower, nor (d) violate Borrower’s charter or bylaws as applicable. No consent, approval, license, permit or other authorization of any third party or any governmental body or officer is required for the valid and lawful execution and delivery of this Note except for those consents, approvals, licenses, permits or other authorizations the failure of which to obtain would not reasonably be expected to have a material adverse effect on the assets, liabilities, financial condition, business or operations of the Borrower.
Default, Acceleration And Setoff
This section is not applicable to notes payable on demand.
An “event of default” shall occur hereunder upon the occurrence of any one or more of the following events or conditions:
a.	the failure by any Obligor (as defined below) to pay (i) when due, whether by acceleration or otherwise, any amount of principal owed under this Note or (ii) any interest on any loan or any fee or other amount due hereunder within five days after the due date;

b.	the occurrence of any event of default under any agreement or loan document executed in conjunction with this Note, the failure of any Obligor to perform the covenants, promises or obligations contained in this Note or the Agreement with respect to (i) use of proceeds, (ii) notice of default or (iii) the maintenance of the Interest Coverage Ratio (as defined in the Agreement);

c.	the failure of any Obligor to perform any other covenant, promise or obligation contained in this Note or the Agreement which failure is not cured within 30 days after the first to occur of the date on which such Obligor has knowledge of such failure or the date on which the Bank gives written notice of such failure to such Obligor;

d.	the breach of any of any Obligor’s representation or warranties contained in this Note or any other agreement with SunTrust entered into in connection with the transactions contemplated hereby;

e.	the failure of any Obligor to pay when due (after giving effect to the grace period, if any, with respect thereto) any amount in excess of $10,000,000 owed to any creditor other than SunTrust under a written agreement in respect of indebtedness;

f.	the dissolution, liquidation, merger, consolidation or termination or suspension of usual business of any Obligor (which remains ongoing for a period in excess of sixty days), provided that a merger or consolidation of any Obligor shall not be an event of default if the Obligor is the surviving entity and is in compliance with the covenants contained in this Note and the Agreement on a pro forma basis after giving effect to such merger or consolidation;

g.	the occurrence of a Change in Control, as such term is defined in the Agreement;

h.	the insolvency or inability to pay debts as they mature of any Obligor, the application for the appointment of a receiver for any Obligor, the filing of a petition or the commencement of a proceeding by or against any Obligor under any provision of any applicable Bankruptcy Code or other insolvency law or statute, or any assignment for the benefit of creditors by or against any Obligor;

i.	the entry of a judgment or the issuance or service of any attachment, levy or garnishment against any Obligor or the property of any Obligor or the repossession or seizure of property of any Obligor, in each case (i) in an amount in excess of $10,000,000 and (ii) which remains undischarged, unstayed or unremedied, as the case may be, for a period in excess of sixty days;

j.	any Obligor commits fraud or makes a material misrepresentation at any time in connection with this Note or any Collateral;

k.	any material deterioration or impairment of the Collateral or any failure to provide additional Collateral or reduce the outstanding Loan Balance (as defined in the Margin Agreement) within the Cure Period (as defined in the Margin Agreement); or

l.	the sale or transfer by any Obligor of all or substantially all of such Obligor’s assets other than in the ordinary course of business.
If an event of default occurs, or in the event of non-payment of this Note in full at maturity, the entire unpaid balance of this Note shall, at the option of SunTrust, become immediately due and payable, without notice or demand and no future advances will be permitted. The entire unpaid balance of this Note shall automatically become immediately due and payable without notice or demand upon the occurrence of an event of default under section g above. Upon the occurrence of an event of default, SunTrust shall be entitled to interest on the unpaid balance of this Note at the lesser of (a) the Rate plus 2.00% per annum or (b) if lower than the amount set forth in the immediately preceding clause (a), the maximum rate allowed by law (the “Default Rate”) until such unpaid balance is paid in full. To the extent permitted by law, upon default SunTrust will have the right, in addition to all other remedies permitted by law, to set off the amount due under this Note or due under any other obligation to SunTrust against any and all accounts, whether checking or savings or otherwise, credits, money, stocks, bonds or other security or property of any nature whatsoever on deposit with, held by, owed by, or in the possession of, SunTrust to the credit of or for the account of any Obligor, without notice to or consent by any Obligor. The remedies provided in this Note and any other agreement between SunTrust and any Obligor are cumulative and not exclusive of any other remedies provided by law.
Setoff and Other Remedies Applicable to Notes Payable on Demand
To the extent permitted by law, if payment is not made upon demand, SunTrust will have the right, in addition to all other remedies permitted by law, to set off the amount due under this Note or due under any other obligation of Borrower to SunTrust against any and all accounts, whether checking or savings or otherwise, credits, money, stocks, bonds or other security or property of any nature whatsoever on deposit with, held by, owed by, or in the possession of, SunTrust to the credit of or for the account of any Obligor (as defined below), without notice to or consent by Obligor. If payment is not made upon demand, Borrower shall be deemed to be in default and SunTrust shall be entitled to interest on the unpaid balance of this Note at the lesser of (a) the Rate plus 4.00% per annum or (b) the maximum rate allowed by law (the “Default Rate”) from the time of demand until paid in full. The remedies provided in this Note and any other agreement between SunTrust and any Obligor are cumulative and not exclusive of any other remedies provided by law.
Late Charges And Other Authorized Fees And Charges
As used herein, the term “Obligor” shall individually and collectively refer to the Borrower and any person or entity that is primarily or secondarily liable on this Note and any person or entity that has conveyed or may hereafter convey any security interest or lien to SunTrust in any real or personal property to secure payment of this Note. Unless prohibited by applicable law, the Borrower agrees to pay the fee established by SunTrust from time to time for returned checks if a payment is made on this Note with a check and the check is dishonored for any reason after the second presentment. In addition to any other amounts owed under the terms of this Note, the Borrower agrees to pay those fees and charges disclosed in the attached Disbursements and Charges Summary which is incorporated in this Note by reference and, as permitted by applicable law, the Borrower agrees to pay the following: (a) all expenses, including, without limitation, any and all costs incurred by SunTrust related to default, all court costs and out-of-pocket collection expenses and attorneys’ fees, whether suit be brought or not, incurred in collecting this Note; (b) all reasonable costs incurred in evaluating, preserving or disposing of any Collateral granted as security for the payment of this Note; (c) any premiums for property insurance purchased on behalf of the Borrower or on behalf of the owner(s) of any Collateral pursuant to any security instrument relating to any Collateral; and (d) any expenses or costs incurred in defending any claim arising out of the execution of this Note or the obligation which it evidences, or otherwise involving the employment by SunTrust of attorneys with respect to this Note and the obligations it evidences. The Borrower agrees to pay such amounts on demand. Upon the occurrence of an event of default, or after demand and failure to pay if this Note is payable on demand, interest shall accrue at the Default Rate.
☐ Prepayment Provisions
This Note is subject to prepayment conditions as described in the attached Prepayment Rider of even date which is incorporated herein by reference.
Waivers
The Borrower and each other Obligor waive presentment, demand, protest, notice of protest and notice of dishonor and waive all exemptions, whether homestead or otherwise, as to the obligations evidenced by this Note and waive any discharge or defenses based on suretyship or impairment of Collateral or of recourse. The Borrower and each other Obligor waive any rights to require SunTrust to proceed against any other Obligor or any Collateral before proceeding against the Borrower or any of them, or any other Obligor, and agree that without notice to any Obligor and without affecting any Obligor’s liability, SunTrust, at any time or times, may grant extensions of the time for payment or other indulgences to any Obligor or permit the renewal or modification of this Note, or permit the substitution, exchange or release of any Collateral for this Note and may add or release any Obligor primarily or secondarily liable. The Borrower and each other Obligor agree that SunTrust may apply all monies made available to it from any part of the proceeds of the disposition of any Collateral or by exercise of the right of setoff either to the obligations under this Note or to any other obligations of any Obligor to SunTrust, as SunTrust may elect from time to time. The Borrower also waives any rights afforded by Sections 49-25 and 49-26 of the Code of Virginia of 1950 as amended.

Waiver of Jury Trial
THE BORROWER AND SUNTRUST HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE RIGHT EITHER OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION, WHETHER IN CONTRACT OR TORT, AT LAW OR IN EQUITY, BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE AND ANY OTHER DOCUMENT OR INSTRUMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION WITH THIS NOTE, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO. THIS PROVISION IS A MATERIAL INDUCEMENT FOR SUNTRUST ENTERING INTO OR ACCEPTING THIS NOTE. FURTHER, THE BORROWER HEREBY CERTIFIES THAT NO REPRESENTATIVE OR AGENT OF SUNTRUST, NOR SUNTRUST’S COUNSEL, HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUNTRUST WOULD NOT, IN THE EVENT OF SUCH LITIGATION, SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL PROVISION.
Patriot Act Notice
SunTrust hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 signed into law October 26, 2001), SunTrust may be required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow SunTrust to identify the Borrower in accordance with the Act.
Hold Harmless and Indemnification
Borrower hereby indemnifies and agrees to hold SunTrust and its officers, directors, employees, agents and affiliates harmless from and against all claims, damages, liabilities (including attorneys’ fees and legal expenses), causes of action, actions, suits and other legal proceedings (collectively, “Claims”) in any matter relating to or arising out of this Note or any loan document executed in connection with this Note, or any act, event or transaction related thereto or to the Collateral. Borrower shall immediately provide SunTrust with written notice of any such Claim. Upon request of SunTrust, Borrower shall defend SunTrust from such Claims, and pay the attorneys’ fees, legal expenses and other costs incurred in connection therewith, or in the alternative, SunTrust shall be entitled to employ its own legal counsel to defend such Claims at Borrower’s sole expense.
Miscellaneous
All amounts received by SunTrust shall be applied to expenses, overdue amounts and interest before principal or in any other order as determined by SunTrust, in it sole discretion, as permitted by law. Any provision of this Note which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Note. No amendment, modification, termination or waiver of any provision of this Note, nor consent to any departure by the Borrower from any term of this Note, shall in any event be effective unless it is in writing and signed by an authorized officer of SunTrust, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. If the interest Rate is tied to an external index and the index becomes unavailable during the term of this loan, SunTrust may, in its sole and absolute discretion, designate a substitute index with notice to the Borrower. No failure or delay on the part of SunTrust to exercise any right, power or remedy under this Note shall be construed as a waiver of the right to exercise the same or any other right at any time. The captions of the paragraphs of this Note are for convenience only and shall not be deeded to constitute a part hereof or used in construing the intent of the parties. All representations, warranties, covenants and agreements contained herein or made in writing by Borrower in connection herewith shall survive the execution and delivery of this Note and any other agreement, document or writing relating to or arising out of any of the foregoing. All notices or communications given to Borrower pursuant to the terms of this Note shall be in writing and given to Borrower at Borrower’s address stated above unless Borrower notifies SunTrust in writing of a different address. Unless otherwise specifically provided herein to the contrary, such written notices and communications shall be delivered by hand or overnight courier service, or mailed by first class mail, postage prepaid, addressed to the Borrower at the address referred to herein. Any written notice delivered by hand or by overnight courier service shall be deemed given or received upon receipt. Any written notice delivered by U.S. Mail shall be deemed given or received on the third (3rd) business day after being deposited in the U.S. Mail. Notwithstanding any provision of this Note or any loan document executed in connection with this Note to the contrary, the Borrower and SunTrust intend that no provision of this Note or any loan document executed in connection with this Note be interpreted, construed, applied, or enforced in a way that will permit or require the payment or collection of interest in excess of the highest rate of interest permitted to be paid or collected by the laws of the jurisdiction indicated below, or federal law if federal law preempts the law of such jurisdiction with respect to this transaction (the “Maximum Permitted Rate”). If, however, any such provision is so interpreted, construed, applied, or enforced, Borrower and SunTrust intend (a) that such provision automatically shall be deemed revised so as to require payment only of interest at the Maximum Permitted Rate; and (b) if interest payments in excess of the Maximum Permitted Rate have been received, that the amount of such excess shall be deemed credited retroactively in reduction of the then-outstanding principal amount of this obligation, together with interest at the Maximum Permitted Rate. In connection with all calculations to determine the Maximum Permitted Rate, the Borrower and SunTrust intend a that all charges be excluded to the extent they are properly excludable under the usury laws of such jurisdiction or the United States, as they from time to time are determined to apply to this obligation; and (b) that all charges that may be spread in the manner provided by statute of the jurisdiction indicated or any similar law, be so spread.
Liability, Successors And Assigns And Choice Of Law
Each Borrower shall be jointly and severally obligated and liable on this Note. This Note shall apply to and bind each of the Borrower’s heirs, personal representatives, successors and permitted assigns and shall inure to the benefit of SunTrust, its successors and assigns. Notwithstanding the foregoing, Borrower shall not assign Borrower’s rights or obligations under this Note without SunTrust’s prior written consent. This Note shall be governed by applicable federal law and the internal laws of the District of Columbia. The Borrower agrees that certain material events and occurrences relating to this Note bear a reasonable relationship to the laws of the District of Columbia and the validity, terms, performance and enforcement of this Note shall be governed by the internal laws of the District of Columbia which are applicable to agreements which are negotiated, executed, delivered and performed solely in the District of Columbia. Unless applicable law provides otherwise, in the event of any legal proceeding arising out of or related to this Note, Borrower consents to the jurisdiction and venue of any court located in the District of Columbia.

By signing below, the Borrower agrees to the terms of this Note and the disbursement of proceeds as described in the Disbursements and Charges Summary form provided in connection with this transaction.

THE ADVISORY BOARD COMPANY

By:	/s/ Michael T. Kirshbaum
Name:	Michael T. Kirshbaum
Title:	Chief Financial Officer

By:	/s/ Thomas J. Aprahamian
Name:	Thomas J. Aprahamian
Title:	Chief Accounting Officer

Agreement to Commercial Note
(All Obligations)
This Agreement dated November 7, 2006, between The Advisory Board Company, a Delaware corporation (the “Borrower”), and SunTrust Bank (the “Bank”) constitutes the “Agreement” referenced under “Additional Terms and Conditions” in each of the Borrower’s outstanding Commercial Notes containing such reference (collectively, the “Notes”). This Agreement supersedes and replaces each “Agreement” so referenced in the Notes and supersedes and replaces any and all Agreements to Commercial Note previously executed by the Borrower. The terms and conditions of this Agreement and the terms and conditions of the Notes constitute the entire agreement between Borrower and the Bank.
Defined Terms. Certain capitalized terms used in this Agreement are defined on the attached Schedule of Definitions. All capitalized terms used herein that are not defined herein shall have the meanings ascribed to such terms in the Notes.
The Line. The Bank has established a revolving line of credit in favor of the Borrower (the “Line”) in the amount of $20,000,000 (as the same may be increased from time to time in accordance with the terms of this Agreement, the “Commitment”), under the Note dated November 7, 2006, the availability of which shall be subject to the following terms and conditions:
Amount. The aggregate principal amount of Advances under the Line outstanding at any time shall not exceed the lesser of the Borrowing Base or the Commitment. Within this limit, the Borrower may borrow, repay and reborrow until October 31, 2007 (as the same may be extended from time to time in accordance with the provisos of this Agreement, the “Termination Date”).
Use of Proceeds. The proceeds of Advances shall be used for working capital and general corporate purposes, subject to the provisions of Section 5(h) below.
Extension of Termination Date. If no Default or Event of Default has occurred and is continuing, and if the Bank has not given notice to the Borrower prior to the then effective Termination Date that there has been a material adverse change in the Borrower’s financial condition since the date hereof or since the date of the last extension, as the case may be, the Termination Date shall be automatically extended for successive periods of one year, unless the Bank gives written notice to the Borrower, not less than 90 days prior to the Termination Date then in effect, that the Termination Date shall not be extended, provided that in no event shall the Termination Date be automatically extended beyond October 31, 2011.
Increase in Commitment. On any renewal of the Termination Date, if no Default or Event of Default has occurred and is continuing, the Borrower may obtain an increase in the Commitment to an amount not to exceed $50,000,000 (the amount of any such increase, the “Additional Commitment Amount”), upon written notice from the Borrower to the Bank not less than 60 days prior to the applicable Termination Date on which such requested increase is to become effective, and the execution and delivery of a Note in an amount reflecting the Commitment after giving effect to the requested increase. Such notice shall set forth the amount of the Additional Commitment Amount being requested (which in any case shall be in minimum increments of $1,000,000 and a maximum amount of $10,000,000).
Letter of Credit Facility. The Borrower may request that the Bank issue letters of credit under the Line for the account of the Borrower from time to time prior to the Termination Date. The purpose, form and substance of each letter of credit must be acceptable to the Bank. Unless otherwise approved by the Bank, no letter of credit shall have a term of more than one year. At least five days prior to the issuance of a letter of credit, the Borrower shall execute and deliver an Application and Agreement for Irrevocable Standby Letter of Credit on the Bank’s standard form. The Bank shall be reimbursed on demand by the

Borrower for any draws paid by the Bank under a letter of credit, together with interest from the date of such demand at the Prime Rate. The Borrower shall pay a nonrefundable commission to the Bank for each letter of credit equal to 0.30% per annum of the face amount, payable in advance on the date of issuance and each renewal for the number of days the letter of credit is to be outstanding (calculated on the basis of a year of 360 days) and an opening fee of $250. At no time shall the aggregate face amount of outstanding letters of credit issued hereunder exceed $5,000,000. If the Bank issues a letter of credit for the account of the Borrower at any time, the amount available to be drawn under the Line shall be reduced by the amount of such letter of credit and such letter of credit shall be deemed to be an outstanding Advance.
Fees. The Borrower agrees to pay to the Bank (1) on the date of this Agreement, a commitment fee of $5,000, and (ii) on any Termination Date on which the Commitment is increased, a commitment fee with respect to the Additional Commitment Amount equal to 0.05% of the applicable Additional Commitment Amount.
Charge to Account. The Borrower agrees that the Bank may debit any account maintained by the Borrower with the Bank for payments due to the Bank under the Loan Documents.
Security. The Indebtedness shall be secured by a first priority security interest the financial assets held in the Collateral Account, created by and subject to the terms of a Security Agreement from the Borrower.
Conditions. The following are conditions precedent to each Advance:
Loan Documents. Receipt by the Bank of all Loan Documents, duly executed by all applicable parties;
Organizational Documents. Receipt by the Bank of certified copies of resolutions and organizational documents of the Borrower, a certificate as to the incumbency and signatures of the authorized officers or representatives of the Borrower, and current good standing certificates issued by the appropriate public officials in the Borrower’s state of formation and each jurisdiction in which it does business;
Collateral Documents. All actions required by the Bank to perfect its Liens in the Collateral shall be completed to the Bank’s satisfaction, and the Bank shall receive a fully executed Security Agreement, Control Agreement and a copy of the account agreement for the Collateral Account;
Opinion of Counsel. Receipt by the Bank of an opinion of counsel to the Borrower;
Satisfactory Documents. All documents, certificates and opinions delivered under this Agreement must be in form and substance reasonably satisfactory to the Bank and its counsel;
No Defaults. No Default shall be continuing; and
Representations. All representations and warranties of the Borrower contained in this Agreement or any Loan Document shall be true and correct in all material respects.
Representations and Warranties. In order to induce the Bank to extend credit to the Borrower, the Borrower represents and warrants as follows:
Legal Existence. The Borrower is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware.

Execution of Documents. The Borrower has the power and has taken all of the necessary actions to execute, deliver and perform the terms of the Loan Documents. When executed and delivered, the Loan Documents will be binding obligations of the Borrower, enforceable in accordance with their terms and will not (i) violate any provisions of law or (ii) conflict with, result in a breach of or constitute a default under (A) the organizational documents of the Borrower or (b) any other agreement to which the Borrower is a party except to the extent such conflict would not reasonably be expected to have a material adverse effect on the assets, liabilities, financial condition, business or operations of the Borrower.
Financial Statements. All financial statements and information delivered to the Bank by the Borrower in connection with this Agreement were prepared in conformity with GAAP and present fairly in all material respects the financial condition, and reflect all known liabilities, contingent or otherwise, of the Borrower as of the dates of such statements and information, and, since such dates, no material adverse change in the assets, liabilities, financial condition, business or operations of the Borrower has occurred.
No Litigation. There is no action, suit, investigation or proceeding pending or, to the knowledge of the Borrower, threatened against the Borrower for which there is a probability of an adverse determination that would, either in any case or in the aggregate, reasonably be expected to result in any material adverse change in the business, properties or assets or financial condition of the Borrower, or would reasonably be expected to result in any material liability on the part of the Borrower.
Title to Assets/Use of Proceeds. The Borrower has good and marketable title to all of its assets. The Advances shall be used only for the purposes described in this Agreement.
Compliance with Laws. The Borrower is in compliance in all material respects with all federal, state and local laws, regulations and ordinances applicable to it.
Debt. The Borrower is not in default with respect to any indebtedness in excess of $10,000,000.
Regulation U. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and the proceeds of the Advances shall not be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.
Covenants. In consideration of credit extended or to be extended by the Bank, the Borrower covenants and agrees that, unless the Bank otherwise consents in writing:
Financial Reporting Requirements. The Borrower shall deliver to the Bank (1) within 120 days after the close of each fiscal year of the Borrower, audited consolidated financial statements of the Borrower and its Subsidiaries, prepared in accordance with GAAP, including a balance sheet, income statement, statements of stockholders’ equity and of cash flows, prepared by an independent certified public accounting firm acceptable to the Bank and accompanied by an unqualified opinion of such firm; (2) within 45 days after the end of each fiscal quarter of the Borrower, unaudited consolidated financial statements of the Borrower and its Subsidiaries, including a balance sheet and income statement, prepared in accordance with GAAP; (3) promptly after the Borrower’s receipt thereof, and in any case within 15 days after the end of each calendar month, a copy of the monthly account statement for the Collateral Account as of the end of such month, and (4) such other information concerning the Collateral or the financial condition of the Borrower as the Bank from time to time may reasonably request. All financial statements and reports shall be in form and detail reasonably acceptable to the Bank and shall be certified to be accurate in all material respects by a duly authorized officer of the Borrower.

Notices. The Borrower shall furnish to the Bank prompt written notice of (1) the occurrence of any Default or Event of Default, and (2) the institution of any litigation against the Borrower that is reasonably likely to be adversely determined and, if adversely determined, would reasonably be expected to have a material adverse effect on the assets, liabilities, financial condition, business or operations of the Borrower.
Interest Coverage Ratio. The Borrower shall maintain, for each of its fiscal years, an Interest Coverage Ratio of not less than 3 to 1.
Banking Relationship. The Borrower shall maintain its primary commercial banking relationship with the Bank, and, if the Commitment is increased, the Borrower shall transfer the Acceptable Collateral to a custodian account with the Bank.
Miscellaneous.
Accounting Terms. Each accounting term used in this Agreement, not otherwise defined, will have the meaning given to it under GAAP as in effect on the date of this Agreement, applied on a consistent basis. Except as otherwise provided herein, whenever reference is made in any provision of this Agreement to a balance sheet or other financial statement or financial computation with respect to the Borrower, such terms shall mean a consolidated balance sheet or other financial statement or financial computation, as the case may be, with respect to the Borrower and its Subsidiaries.
Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the Bank and the Borrower, and their respective successors and assigns, provided that the Borrower may not assign or transfer its rights under this Agreement without the Bank’s prior written consent.
Survival of Agreement. All terms contained in this Agreement shall survive the delivery of this Agreement and the other Loan Documents and the making of the Advances and shall remain in full force and effect until the Indebtedness is fully discharged.
Governing Law. This Agreement will be governed by the laws of the District of Columbia, without reference to conflict of laws principles.
Expenses. Whether or not any Advances are made under this Agreement, the Borrower shall pay all out-of-pocket expenses (including reasonable attorneys’ fees) incurred by the Bank in connection with the preparation of this Agreement and the other Loan Documents and the transactions contemplated by this Agreement.
[Signatures on Next Page]

SUNTRUST BANK

By:	/s/ Steven M. Hass
Name:	Steven M. Hass
Title:	Senior Vice President

THE ADVISORY BOARD COMPANY

By:	/s/ Michael T. Kirshbaum
Name:	Michael T. Kirshbaum
Title:	Chief Financial Officer

By:	/s/ Thomas J. Aprahamian
Name:	Thomas J. Aprahamian
Title:	Chief Accounting Officer

SCHEDULE OF DEFINITIONS
     The following terms shall have the meanings set forth below when such terms are used in the Loan Documents:
     “AAA Rating” means, with respect to any Collateral, a senior debt rating of AAA issued by S&P and Aaa issued by Moody’s.
     “Acceptable Collateral” means any Collateral acceptable to Bank consisting of readily marketable bonds and other debt securities issued by the United States or any agency or department thereof, with not less than a AAA Rating, and in each case held in the Collateral Account, free an clear of all Liens, and not excluded from the coverage of the Control Agreement.
     “Advance” means any advance of funds under the Line.
     “Borrowing Base” means, at the time in question, 90% of the aggregate market value of the Acceptable Collateral.
     “Change in Control” means the occurrence of one or more of the following events: (a) any sale, lease, exchange or other transfer (in a single transaction or a series of related transactions) of all or substantially all of the assets of the Borrower to any Person or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder in effect on the date hereof), (b) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of 35% or more of the outstanding shares of the voting stock of the Borrower; or (c) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the then current board of directors or (ii) appointed by directors so nominated.
     “Collateral” means any real or personal property securing any Indebtedness at any time.
     “Collateral Account” means account number 550-07W35 maintained by the Borrower with Merrill Lynch, Pierce, Fenner & Smith Incorporated.
     “Control Agreement” means a control agreement with respect to the Collateral Account, among the Borrower, the Bank and Merrill Lynch, Pierce, Fenner & Smith Incorporated, in form and substance acceptable to the Bank.
     “Default” means any Event of Default or any event that with the giving of notice, or lapse of time, or both, would constitute an Event of Default.
     “Event of Default” means the occurrence of a Change in Control, or any default or event of default under any Loan Document after the expiration of all applicable grace periods.
     “GAAP” means generally accepted accounting principles consistently applied.
     “Hedging Agreements” shall mean interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, commodity agreements and other similar agreements or arrangements designed to protect against fluctuations in interest rates, currency values or commodity values.
     “Indebtedness” means indebtedness, liabilities and obligations of the Borrower to the Bank, whether now existing or arising in the future, direct or indirect, fixed or contingent, and whether of a similar or different class, in connection with the Advances, the Line, letters of credit issued by the Bank for the account of the Borrower under the Line, the Loan Documents, any Hedging Agreements or any equipment loan credit facility established by the Bank in favor of the Borrower.
     “Interest Coverage Ratio” means, for any period, the ratio of (a) Net Operating Income for such period, plus, to the extent deducted in determining Net Operating Income, interest expense for such period, to (b) consolidated interest expense of the Borrower and its Subsidiaries for such period, all as determined in accordance with GAAP.
     “Lien” means any mortgage, deed of trust, assignment, pledge, lien, security interest, charge, escrow or encumbrance of any kind or nature, including the interest of a lessor under a capitalized lease.
     “Loan Documents” means this Agreement, the Notes, the Security Agreement, the Control Agreement, the Margin Agreement and any other document that evidences, secures, governs or otherwise relates to any of the Indebtedness, including, without limitation, any letter of credit application and agreement, deed of trust, mortgage, security agreement, pledge agreement or assignment.
     “Margin Agreement” means a Margin Agreement, on the Bank’s standard form, between the Borrower and the Bank.
     “Moody’s” means Moody’s Investor Services, Inc.
     “Net Operating Income” means, for any period, the consolidated gross revenues of the Borrower and its Subsidiaries for such period from operations less all consolidated operating expenses (including taxes) of the Borrower for such period, all as determined in accordance with GAAP.

     “Person” means any individual, partnership, limited liability company, joint venture, corporation, trust, governmental subdivision or agency or any other entity of any nature.
     “S&P” means Standard & Poor’s Rating Group, a division of The McGraw-Hill Corporation.
     “Security Agreement” means an Investment Property Security Agreement, executed by the Borrower in favor of the Bank, creating a first priority security interest in the Collateral held in the Collateral Account.
     “Subsidiary” means, with respect to any Person at any time, (i) any corporation more than fifty percent (50%) of whose voting stock is legally and beneficially owned by such Person or owned by a corporation more than fifty percent (50%) of whose voting stock is legally and beneficially owned by such Person; (ii) any trust of which a majority of the beneficial interest is at such time owned directly or indirectly, beneficially or of record, by such Person or one or more Subsidiaries of such Person; and (iii) any partnership, joint venture, limited liability company or other entity of which ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at such time owned directly or indirectly, beneficially or of record, by, or which is otherwise controlled directly, indirectly or through one or more intermediaries by, such Person or one or more Subsidiaries of such Person. Unless otherwise specified, the term “Subsidiary” when used in this Agreement shall mean a Subsidiary of the Borrower.

Addendum A to Note
LIBOR Index Rate (104)
     SECTION 1
Definitions. As used in this Addendum, the following terms shall have the meanings set forth below:
          “Bank” shall mean SunTrust Bank and its successors and assigns.
          “Borrower” shall collectively and individually refer to the maker of the attached note dated November 7, 2006 (“Note”). The terms of this Addendum are hereby incorporated into the Note and in the event of any conflict between the terms of the Note and the terms of this Addendum, the terms of this Addendum shall control.
          “Business Day” shall mean, with respect to Interest Periods applicable to the LIBOR Rate, a day on which the Bank is open for business and on which dealings in U.S. dollar deposits are carried on in the London Inter-Bank Market.
          “Interest Period” shall mean a period of one (1) month, provided that (i) the initial Interest Period may be less than one month, depending on the initial funding date and (ii) no Interest Period shall extend beyond the maturity date of the Note.
          “Interest Rate Determination Date” shall mean the date the Note is initially funded and the first Business Day of each calendar month thereafter.
          “LIBOR Rate” shall mean that rate per annum effective on any Interest Rate Determination Date which is equal to the quotient of:
(i) the rate per annum equal to the offered rate for deposits in U.S. dollars for a one (1) month period, which rate appears on that page of Bloomberg reporting service, or such similar service as determined by the Bank, that displays British Bankers’ Association interest settlement rates for deposits in U.S. Dollars, as of 11:00 A.M. (London, England time) two (2) Business Days prior to the Interest Rate Determination Date; provided, that if no such offered rate appears on such page, the rate used for such Interest Period will be the per annum rate of interest determined by the Bank to be the rate at which U.S. dollar deposits for the Interest Period, are offered to the Bank in the London Inter-Bank Market as of 11:00 A.M. (London, England time), on the day which is two (2) Business Days prior to the Interest Rate Determination Date, divided by
(ii) a percentage equal to 1.00 minus the maximum reserve percentages (including any emergency, supplemental, special or other marginal reserves) expressed as a decimal (rounded upward to the next 1/100th of 1%) in effect on any day to which the Bank is subject with respect to any LIBOR loan pursuant to regulations issued by the Board of Governors of the Federal Reserve System with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities” under Regulation D). This percentage will be adjusted automatically on and as of the effective date of any change in any reserve percentage.
          “Prime Rate” shall mean the publicly announced prime lending rate of the Bank from time to time in effect, which rate may not be the lowest or best lending rate made available by the Bank.
SECTION 2
Interest. The Borrower shall pay interest upon the unpaid principal balance of the Note at the LIBOR Rate plus the margin provided in the Note. Interest shall be due and payable as provided in the Note and shall be calculated as described in the Note. The interest rate shall remain fixed during each month based upon the interest rate established pursuant to this Addendum on the applicable Interest Rate Determination Date.
SECTION 3
Additional Costs. In the event that any applicable law or regulation or the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof (whether or not having the force of law) (i) shall change the basis of taxation of payments to the Bank of any amounts payable by the Borrower hereunder (other than taxes imposed on the overall net income of the Bank) or (ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by the Bank, or (iii) shall impose any other condition with respect to the Note, and the result of any of the foregoing is to increase the cost to the Bank of making or maintaining the Note or to reduce any amount receivable by the Bank hereunder, and such increased costs or reduction in amount receivable was attributable to the LIBOR Rate basis used to establish the interest rate hereunder, then the Borrower shall from time to time, upon demand by the Bank, pay to the Bank additional amounts sufficient to compensate the Bank for such increased costs (the “Additional Costs”). A detailed statement as to the amount of such Additional Costs, prepared in good faith and submitted to the Borrower by the Bank, shall be conclusive and binding in the absence of manifest error. Failure or delay on the part of the Bank to demand compensation pursuant to this Section 3 shall not constitute a waiver of the Bank’s right to demand such compensation, provided that the Borrower shall not be required to compensate the Bank pursuant to this Section 3 for any increased costs incurred or reductions suffered more than six months prior to the date that the Bank, as the case may be, notifies the Borrower of the event giving rise to such increased costs or reductions and of the Bank’s intention to claim compensation therefor (except that, if the event giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 4
Unavailability Of Dollar Deposits. If the Bank determines in its sole discretion at any time (the “Determination Date”) that it can no longer make, fund or maintain LIBOR based loans for any reason, including without limitation illegality, or the LIBOR Rate cannot be ascertained or does not accurately reflect the Bank’s cost of funds, or the Bank would be subject to Additional Costs that cannot be recovered from the Borrower, then the Bank will notify the Borrower and thereafter, until any withdrawal of such notice, will have no obligation to make, fund or maintain LIBOR based loans. Upon such Determination Date the Note will be converted to a variable rate loan based upon the Prime Rate. Thereafter the interest rate on the Note shall adjust simultaneously with any fluctuation in the Prime Rate.

THE ADVISORY BOARD COMPANY

By:	/s/ Michael T. Kirshbaum
Name:	Michael T. Kirshbaum
Title:	Chief Financial Officer

By:	/s/ Thomas J. Aprahamian
Name:	Thomas J. Aprahamian
Title:	Chief Accounting Officer